Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NATURE'S MIRACLE HOLDING INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2025, AT 5:13 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTH DAY OF DECEMBER, A.D. 2025 AT 12 O'CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

6942517 8100
SR# 20254748022

Authentication: 205504204
Date: 12-04-25

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NATURE'S MIRACLE HOLDING INC.

Nature's Miracle Holding Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***General Corporation Law***"), does hereby certifiy as follows:

1. The name of the corporation is Nature's Miracle Holding Inc. (the "***Corporation***")

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on March 11, 2024 (the "***Amended Certificate of Incorporation***");

3. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of Incorporation as follows:

Effective as of December 4, 2025 upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, the authorized common stock, par value $0.0001 per share (the "**Common Stock**") of the Corporation shall be increased from 100,000,000 shares to 1,000,000,000 shares.

The first paragraph of Article FOURTH of the Amended Certificate of Incorporation shall be restated in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 1,000,000,000 shares of Common Stock, $0.0001 par value per share ("***Common Stock***"), and (ii) 1,000,000 shares of Preferred Stock, $0.0001 par value per share ("***Preferred Stock***"), of which (a) 300 shares are Series A Preferred Stock, $0.0001 par value per share ("***Series A Preferred Stock***"), (b) 5,000 shares are Series B Preferred Stock, $0.0001 par value per share ("***Series B Preferred Stock***"), (c) 9,500 shares are Series C Preferred Stock, $0.0001 par value per share ("***Series C Preferred Stock***"), and (d) 2,000 shares are Series D Preferred Stock, $0.0001 par value per share ("***Series D Preferred Stock***").

4. This Certificate of Amendment to the Amended Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, this Certificate has been executed by a duly authorized officer of this Corporation on this third day of December, 2025, to be effective on the fourth day of December, 2025.

This Certificate shall become effective as of December 4, 2025 at 12:00 am EST.

By:____________________________________
Tie (James) Li, Chairman of the Board of Directors